Exhibit 10.1

Execution Version

SIXTH AMENDMENT, LIMITED WAIVER AND LIMITED CONSENT

TO CREDIT AGREEMENT

THIS SIXTH AMENDMENT, LIMITED WAIVER AND LIMITED CONSENT TO CREDIT AGREEMENT (this “Amendment”) is dated as of March 14, 2022, and is entered into by and among CALAVO GROWERS, INC., a California corporation (the “Borrower”), RENAISSANCE FOOD GROUP, LLC, a Delaware limited liability company (“Renaissance”), CALAVO DE MEXICO, S.A. DE C.V., a sociedad anónima de capital variable organized under the laws of Mexico (“Calavo Mexico”; together with Renaissance, each, a “Guarantor” and collectively, the “Guarantors” and together with the Borrower, each, a “Loan Party” and collectively the “Loan Parties”), the Lenders identified on the signature pages hereto and BANK OF AMERICA, N.A., as administrative agent for the Lenders (in such capacity, the “Administrative Agent”).

W I T N E S S E T H

WHEREAS, pursuant to the Credit Agreement (as amended, modified, supplemented, increased and extended from time to time, the “Credit Agreement”) dated as of June 14, 2016 among the Borrower, the Guarantors identified therein, the Lenders identified therein and the Administrative Agent, the Lenders have agreed to make credit extensions available to the Loan Parties;

WHEREAS, the Administrative Agent and the Lenders have been made aware that (a) Borrower and its Subsidiaries have failed to maintain Consolidated EBITDA of at least $9,948,000 as of the end of January 31, 2022, as required under Section 7.11(c) of the Credit Agreement, which failure constitutes an Event of Default under Section 8.01(b) of the Credit Agreement (such existing Event of Default, the “January EBITDA Default”); and (b) Borrower and its Subsidiaries have failed to maintain a Consolidated Leverage Ratio of not greater than 2.50:1.00 as of the end of the fiscal quarter of Borrower ending on January 31, 2022, as required under Section 7.11(a) of the Credit Agreement, which failure constitutes an Event of Default under Section 8.01(b) of the Credit Agreement (such existing Event of Default, the “January Leverage Default”; and collectively with the January EBITDA Default, the “Specified Events of Default”); and

WHEREAS, the Borrower and its Subsidiaries have requested that the Administrative Agent and Lenders (a) waive the Specified Events of Default, (b) provide limited waivers as set forth herein, and (c) amend the Credit Agreement in certain respects, which the Administrative Agent and Lenders are willing to do, pursuant to the terms and subject to the conditions set forth herein.

AGREEMENT

NOW, THEREFORE, IN CONSIDERATION of the premises and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, the parties hereto agree as follows:

1.Defined Terms.  Capitalized terms used herein but not otherwise defined herein shall have the meanings provided to such terms in the Credit Agreement.

2.Amendments to Credit Agreement.

(a)Amendment to Section 1.01 – New Definitions.  The following new definitions are hereby added to Section 1.01 of the Credit Agreement in the appropriate alphabetical order:

“Availability Reserve” means the sum (without duplication) of the payables owed to growers and additional reserves in amounts and with respect to matters as Administrative Agent may establish from time to time in its Permitted Discretion, including any negative marked to market amounts owed with respect to Hedge Agreements.

“Borrowing Base Certificate” means a certificate in form and substance reasonably satisfactory to Administrative Agent which calculates the Loan Value and Eligible Collateral.

“Eligible Collateral” means, collectively, Eligible Inventory and Eligible Receivables.

“Eligible Inventory” means Inventory of the Borrower subject to the Lien of the Loan Documents, the value of which shall be determined by taking into consideration the lowest of its cost, its book value determined in accordance with GAAP and its net orderly liquidation value as determined in an appraisal by an appraiser reasonably satisfactory to Administrative Agent; provided, however, that none of the following classes of Inventory shall be deemed to be Eligible Inventory:

(a)Inventory in-transit or not located at the locations set forth in Schedule 6.14 or at the locations permitted pursuant to Section 6.14(b)(ii);
(b)Inventory located on leaseholds as to which the lessor has not entered into a consent and agreement (solely with respect to locations of Borrower on Schedule 6.14 existing on the Sixth Amendment Effectiveness Date, within sixty (60) days of the Sixth Amendment Effectiveness Date (or such longer period as permitted by Administrative Agent in its Permitted Discretion)) providing the Administrative Agent with the right to receive notices of default, the right to repossess such Inventory at any time and such other rights as may be requested by the Administrative Agent, unless Administrative Agent has imposed an Availability Reserve on such leasehold in an amount equal to three (3) months’ rent for such leasehold;
(c)Inventory that is obsolete, unusable or otherwise unavailable for sale;
(d)Inventory consisting of promotional, marketing, packaging or shipping materials and supplies;
(e)Inventory that fails to meet in all material respects all standards imposed by any Governmental Authority having regulatory authority over such Inventory or its use or sale;
(f)Inventory that is subject to any licensing, patent, royalty, trademark, trade name or copyright agreement with any third party from which the Borrower or any of its Subsidiaries has received notice of a dispute in respect of any such agreement;
(g)Inventory located outside the United States;

(h)Inventory that is not in the possession of or under the sole control of the Borrower or any of its Subsidiaries;
(i)Inventory consisting of parts or work in progress;
(j)Inventory with respect to which the representations and warranties set forth in any Loan Document applicable to Inventory are not correct in any material respect; and
(k)Inventory in respect of which the applicable Loan Document, after giving effect to the related filings of financing statements that have then been made, if any, does not or has ceased to create a valid and perfected first priority lien or security interest in favor of the Administrative Agent, on behalf of the Secured Parties, securing the Obligations, subject to Permitted Liens which do not have priority over Administrative Agent’s Lien.

“Eligible Receivables” means Receivables of the Borrower subject to the Lien of the Loan Documents, the value of which shall be determined by taking into consideration, among other factors, their book value determined in accordance with GAAP; provided, however, that none of the following classes of Receivables shall be deemed to be Eligible Receivables:

(a)Receivables that do not arise out of sales of goods or rendering of services in the ordinary course of the Borrower’s or the relevant Subsidiary’s business;
(b)Receivables payable other than in Dollars or that are otherwise on terms other than those normal or customary in the Borrower’s or the relevant Subsidiary’s business;
(c)Receivables owing from any Person that is an Affiliate of the Borrower;
(d)Receivables more than 90 days past original invoice date;
(e)Receivables owing from any Person from which an aggregate amount of more than 25% of the Receivables owing therefrom are ineligible under the foregoing clause;
(f)(i) Receivables, when aggregated with other Receivables owing by such Person (other than for The Kroger Co., Costco Wholesale Corporation, Walmart Inc., Trader Joe’s Company and their respective Affiliates) exceeds 10% of the aggregate Receivables (or such higher percentage as Administrative Agent may establish for such Person from time to time in its Permitted Discretion); or (ii) (w) with respect to Receivables owing by The Kroger Co. and its Affiliates, when aggregated with other Accounts owing by such Persons, it exceeds 15% of the aggregate Receivables (or such higher percentage as Administrative Agent may establish for such Persons from time to time in its Permitted Discretion); (x) with respect to Receivables owing by Costco Wholesale Corporation and its Affiliates, when aggregated with other Accounts owing by such Persons, it exceeds 15% of the aggregate Receivables (or such higher percentage as Administrative Agent may establish for such Persons from time to time in its Permitted Discretion); or (y) with respect to Receivables owing by Walmart Inc. and its Affiliates, when aggregated with other Accounts owing by such Persons, it exceeds 15% of the aggregate Receivables (or such higher percentage as Administrative Agent may establish for such Persons from time to time in its Permitted Discretion); or (z) with respect to Receivables owing by Trader Joe’s Company and its Affiliates, when aggregated with other Accounts owing by such Persons, it exceeds 15% of the aggregate Receivables (or such higher percentage as Administrative Agent may establish for such Persons from time to time in its Permitted Discretion);

(g)Receivables owing from any Person that (i) has disputed liability for any Receivable owing from such Person or (ii) has otherwise asserted any claim, demand or liability against the Borrower or any of its Subsidiaries, whether by action, suit, counterclaim or otherwise; provided that for purposes of subclause (g)(i), such Receivables shall be excluded only to the extent of the amounts being disputed by such Person at any date of determination;
(h)Receivables owing from any Person that shall take or be the subject of any action or proceeding of a type described in Section 8.01(f);
(i)Receivables (i) owing from any Person that is also a supplier to or creditor of the Borrower or any of its Subsidiaries unless such Person has waived any right of setoff in a manner acceptable to the Administrative Agent or (ii) representing any manufacturer’s or supplier’s credits, discounts, incentive plans or similar arrangements entitling the Borrower or any of its Subsidiaries to discounts on future purchase therefrom;
(j)Receivables arising out of sales to account debtors outside the United States, unless the Receivable is supported by a letter of credit or credit insurance reasonably satisfactory to Administrative Agent;
(k)Receivables arising out of sales on a bill-and-hold, guaranteed sale, sale-or-return, sale-on-approval, cash-on-delivery, or consignment basis or subject to any right of return, setoff or charge back, but ineligibility related to such setoff or charge back shall be limited to the amount thereof;
(l)Receivables owing from an account debtor that is an agency, department or instrumentality of the United States or any state, county, city, town or municipality thereof unless the Borrower or its relevant Subsidiary shall have satisfied the requirements of the Assignment of Claims Act of 1940, and any similar state or local legislation and the Administrative Agent is satisfied as to the absence of setoffs, counterclaims and other defenses on the part of such account debtor;
(m)Receivables with respect to which the representations and warranties set forth in any Loan Document applicable to Receivables are not correct in any material respect; and
(n)Receivables in respect of which the applicable Loan Document, after giving effect to the related filings of financing statements that have then been made, if any, does not or has ceased to create a valid and perfected first priority lien or security interest in favor of the Administrative Agent, on behalf of the Secured Parties, securing the Obligations.

“Inventory” means “Inventory” (as defined in Section 1.A of the Security Agreement).

“Loan Value” means, at any time, with respect to the Eligible Collateral, the sum of the following amounts:

(a)	50% of the value of Eligible Inventory; plus
(b)	80% of the value of Eligible Receivables; plus
(c)	60% of the market value of Equity Interests in Limoneria Company owned by the Borrower free and clear of any Liens (other than in favor of Administrative Agent); minus
(d)	the Availability Reserve.

“Permitted Discretion” means a determination made in the exercise, in good faith, of reasonable business judgement (from the perspective of a secured lender).

“Receivables” means “Accounts” (as defined in Section 1.A of the Security Agreement).

“Security Agreement” means that certain Security and Pledge Agreement dated December 1, 2021 among Borrower, other parties identified as “Grantors” on the signature pages thereto, and Administrative Agent, as amended, restated, amended and restated, supplemented or otherwise modified from time to time.

“Sixth Amendment Effectiveness Date” means March 14, 2022.

(b)Deleted Definitions in Section 1.01. The definitions for “Availability Block” and “Release Date” in Section 1.01 of the Credit Agreement are hereby deleted without replacement.
(c)Amendment to definition of “Applicable Rate” in Section 1.01.  The definition for “Applicable Rate” in Section 1.01 of the Credit Agreement is hereby amended and restated in its entirety to read as follows:

“Applicable Rate” means, for any day,

(i)with respect to Credit Extensions based on Commitments provided by Patronage Lenders, the per annum rate of (x) 1.75% with respect to BSBY Daily Floating Rate Loans and Letter of Credit Fee, (y) 0.75% with respect to Base Rate Loans and (z) 0.15% with respect to the commitment fee provided for in Section 2.09(a); and
(ii)with respect to Credit Extensions based on Commitments from Non-Patronage Lenders, the rate per annum set forth below opposite the applicable Level then in effect (based on the Consolidated Leverage Ratio), it being understood that the Applicable Rate (related to Credit Extensions based on Commitments from Non-Patronage Lenders for (a) Revolving Loans that are Base

Rate Loans shall be the percentage set forth under the column “Base Rate”, (b) Revolving Loans that are BSBY Daily Floating Rate Loans shall be the percentage set forth under the column “BSBY Daily Floating Rate Loans & Letter of Credit Fee”, (c) the Letter of Credit Fee shall be the percentage set forth under the column “BSBY Daily Floating Rate Loans & Letter of Credit Fee”, and (d) the commitment fee provided for in Section 2.09(a) shall be the percentage set forth under the column “Commitment Fee”:

Level	Consolidated Leverage Ratio	BSBY Daily Floating Rate Loans & Letter of Credit Fee	Base Rate	Commitment Fee
1	> 2.00:1.00	1.75%	0.75%	0.15%
2	< 2.00:1.00 and >1.00:1.00	1.50%	0.50%	0.15%
3	< 1.00:1.00	1.25%	0.25%	0.15%

Any increase or decrease in the Applicable Rate for Credit Extensions based on Commitments from Non-Patronage Lenders resulting from a change in the Consolidated Leverage Ratio shall become effective as of the first Business Day immediately following the date a Compliance Certificate is delivered pursuant to Section 6.02(b); provided, however, that if a Compliance Certificate is not delivered when due in accordance with such Section, then, upon Administrative Agent’s determination, Pricing Level 1 shall apply, in each case as of the first Business Day after the date on which such Compliance Certificate was required to have been delivered and in each case shall remain in effect until the first Business Day following the date on which such Compliance Certificate is delivered.  In addition, at all times while the Default Rate is in effect, the highest rate set forth in each column of the Applicable Rate shall apply to Credit Extensions based on Commitments from Non-Patronage Lenders.

Notwithstanding anything to the contrary contained in this definition, the determination of the Applicable Rate for any period shall be subject to the provisions of Section 2.10(b). Any adjustment in the Applicable Rate for Credit Extensions based on Commitments from Non-Patronage Lenders shall be applicable to all Credit Extensions based on Commitments from Non-Patronage Lenders then existing or subsequently made or issued.

Notwithstanding the foregoing, the Applicable Rate for the period commencing on the Sixth Amendment Effectiveness Date until the first Business Day of the month occurring after receipt by Administrative Agent of the July 31, 2022 Compliance Certificate reflecting that no Default or Event of Default exists, shall be (i) 3.00% for BSBY Daily Floating Rate Loans and Letter of Credit Fees, (ii) 2.00% for Base Rate Loans, and (iii) 0.25% for the Commitment Fee. For the

avoidance of doubt, such increase pursuant hereof shall apply to both Patronage and Non-Patronage Lenders.

The Applicable Rate set forth above shall be increased as, and to the extent, required by Section 2.16.

(d)Amendment to Section 1.01 – Amended Definitions.  The following definitions as set forth in Section 1.01 of the Credit Agreement are hereby amended and restated in their entirety as follows:

“Consolidated Fixed Charge Coverage Ratio” means, as of any date of determination, the ratio of (a) (i) Consolidated EBITDA, minus (ii) the aggregate amount of all maintenance Consolidated Capital Expenditures (in the amount of $6,000,000 in any Measurement Period) to (b) the sum of (i) Consolidated Interest Charges to the extent paid in cash, (ii) the aggregate principal amount of all redemptions or similar acquisitions for value of outstanding debt or regularly scheduled principal payments on debt for borrowed money or Capitalized Leases, but excluding (x) any such payments to the extent refinanced through the incurrence of additional Indebtedness otherwise expressly permitted under Section 7.02 and (y) any redemption payments by or on behalf of Calavo Mexico with respect to the Calavo Mexico Letter of Credit, (iii) the aggregate amount of all Restricted Payments paid in cash and (iv) the aggregate amount of federal, state, local and foreign income Taxes paid in cash (excluding, to the extent included in such calculation for the fiscal year ended October 31, 2021, (x) the Mexican Tax Assessment (2011), which shall be excluded commencing July 31, 2021 and (y) Mexican Tax Assessment (2013)), in each case, of or by the Borrower and its Subsidiaries for the most recently completed Measurement Period. For the purposes of calculating the Consolidated Fixed Charge Coverage Ratio for the measurement dates occurring between February 1, 2022 and September 30, 2022, (x) the dividend made by Borrower in December 2021 in the amount of $20,343,000 shall be deemed made in each month occurring during such period in an amount equal to 1/12th of such dividend, and (y) Consolidated Capital Expenditures shall be deemed to be $500,000 for each month occurring during such period.

“Measurement Period” means, at any date of determination, subject to Section 7.11(b)(i) solely with respect to the calculation of the Consolidated Fixed Charge Coverage Ratio and the definition thereof, the twelve (12) months ended as of the end of the most recent fiscal quarter or fiscal month of the Borrower, as applicable.

“Letter of Credit Sublimit” means an amount equal to the lesser of (a) $17,500,000 and (b) the Revolving Facility.  The Letter of Credit Sublimit is part of, and not in addition to, the Revolving Facility.

“Revolving Commitment” means, as to each Revolving Lender, its obligation to (a) make Revolving Loans to the Borrower pursuant to Section 2.01(b), (b) purchase participations in L/C Obligations, and (c) purchase participations in Swingline Loans, in an aggregate principal amount at any one time outstanding not to exceed the amount set forth opposite such Lender’s name on Schedule 1.01(b) under the caption “Revolving Commitment” or opposite such caption in the Assignment and Assumption pursuant to which such Lender becomes a party hereto, as applicable, as such amount may be adjusted from time to time in accordance with this Agreement.

(e)Amendment to Section 2.01(b).  Section 2.01(b) of the Credit Agreement is hereby amended and restated as follows:

(b)Revolving Borrowings.  Subject to the terms and conditions set forth herein, each Revolving Lender severally agrees to make loans (each such loan, a “Revolving Loan”) to the Borrower, in Dollars, from time to time, on any Business Day during the Availability Period, in an aggregate amount not to exceed at any time the amount of such Lender’s Revolving Commitment; provided, however, that after giving effect to any Revolving Borrowing, (i) the Total Revolving Outstandings shall not exceed the Revolving Facility, (ii) the Total Revolving Outstandings shall not exceed the Loan Value and (iii) the Revolving Exposure of any Lender shall not exceed such Revolving Lender’s Revolving Commitment.  Within the limits of each Revolving Lender’s Revolving Commitment, and subject to the other terms and conditions hereof, the Borrower may borrow Revolving Loans, prepay under Section 2.05, and reborrow under this Section 2.01(b).  Revolving Loans may be Base Rate Loans or BSBY Daily Floating Rate Loans, as further provided herein; provided, however, any Revolving Borrowings made on the Closing Date or any of the three (3) Business Days following the Closing Date shall be made as Base Rate Loans unless the Borrower delivers a Funding Indemnity Letter not less than three (3) Business Days prior to the date of such Revolving Borrowing. If for any reason the Total Revolving Outstandings at any time exceed the lesser of the Loan Value at such time and the Revolving Facility at such time, the Borrower shall immediately prepay Revolving Loans, Swingline Loans and L/C Borrowings and/or Cash Collateralize the L/C Obligations (other than the L/C Borrowings) in an aggregate amount equal to such excess.

(f)Amendment to Section 6.01(b).  Section 6.01(b) of the Credit Agreement is hereby amended and restated in its entirety to read as follows:

(b) Monthly/Quarterly Financial Statements.

(i)Commencing on the fiscal month ending November 30, 2021 and continuing until the month ending October 31, 2022, as soon as available, but in any event within thirty (30) days after the end of each fiscal month of the Borrower (except in the case of the fiscal month ending November 30, 2021 which shall be due on or prior to January 7, 2022), the Consolidated balance sheets of the Borrower and its Subsidiaries as at the end of such fiscal month, and the related Consolidated statements of income or operations, changes in shareholders’ equity and cash flows for such fiscal month and for the portion of the Borrower’s fiscal year then ended, setting forth in each case in comparative form the figures for the corresponding fiscal month of the previous fiscal year and the corresponding portion of the previous fiscal year, all in reasonable detail and prepared in accordance with GAAP, certified by the chief executive officer, chief financial officer, treasurer or controller who is a Responsible Officer of the Borrower as fairly presenting the financial condition, results of operations, shareholders’ equity and cash flows of the Borrower and its Subsidiaries, subject only to normal year-end audit adjustments and the absence of footnotes and such statements to be certified by the chief executive officer, chief financial officer, treasurer or controller that is a Responsible Officer of the Borrower to the effect that such statements are fairly stated in all material respects when considered in relation to the Consolidated financial statements of the Borrower and its Subsidiaries.

(ii)Commencing on the fiscal quarter ending January 31, 2023, as soon as available, but in any event within forty-five (45) days after the end of each of the first three (3) fiscal quarters of each fiscal year of the Borrower, the Consolidated balance sheets of the Borrower and its Subsidiaries as at the end of such fiscal quarter, and the related Consolidated statements of income or operations, changes in shareholders’ equity and cash flows for such fiscal quarter and for the portion of the Borrower’s fiscal year then ended, setting forth in each case in comparative form the figures for the corresponding fiscal quarter of the previous fiscal year and the corresponding portion of the previous fiscal year, all in reasonable detail and prepared in accordance with GAAP, certified by the chief executive officer, chief financial officer, treasurer or controller who is a Responsible Officer of the Borrower as fairly presenting the financial condition, results of operations, shareholders’ equity and cash flows of the Borrower and its Subsidiaries, subject only to normal year-end audit adjustments and the absence of footnotes and such consolidated statements to be certified by the chief executive officer, chief financial officer, treasurer or controller that is a Responsible Officer of the Borrower to the effect that such statements are fairly stated in all material respects when considered in relation to the Consolidated financial statements of the Borrower and its Subsidiaries.
(g)Amendment to Section 6.02(a).  Section 6.02(a) of the Credit Agreement is hereby amended and restated in its entirety to read as follows:
(a)Borrowing Base Certificate.  As soon as available, but in any event within 30 days after the end of each month, a Borrowing Base Certificate, as at the end of such month, duly certified by the chief executive officer, chief financial officer, treasurer or controller of the Borrower, together with aging reports for accounts payable, accounts receivable, and growers payable, and inventory listing, in each case, in form and substance reasonably satisfactory to Administrative Agent.
(h)Amendment to Section 6.14.  Section 6.14 of the Credit Agreement is hereby amended and restated in its entirety to read as follows:

6.14Location of Inventory. All Inventory located in the United States, other than Inventory in transit, shall at all times be kept by Borrower at the business locations set forth in Schedule 6.14, except that Borrower may (a) make sales or other dispositions of such Inventory in accordance with Section 7.05; and (b) move such Inventory (i) between such locations or (ii) to another location of Borrower that is not listed on Schedule 6.14, in the case of this clause (b)(ii), upon 20 Business Days prior written notice to Administrative Agent.

(i)Amendment to Section 7.03.  Section 7.03 of the Credit agreement is hereby amended to add the following paragraph at the end of Section 7.03:

Notwithstanding anything to the contrary in this Agreement, the Loan Parties shall not make any Investments under clauses (b)(iv), (b)(v), (f), (h), (i), (j), (k), (l) or

(m) of this Section 7.03 during the period commencing on March 1, 2022 through and including October 31, 2022 in excess of $4,000,000 in the aggregate.

(j)Amendment to Section 7.04(b).  Section 7.04(b) of the Credit Agreement is hereby amended and restated in its entirety to read as follows:
(b)any Loan Party may Dispose of all or substantially all of its assets (upon voluntary liquidation or otherwise) to the Borrower or to another Loan Party; provided, that the Borrower may Dispose of all or substantially all of its Equity Interests in Limoneria Company by selling such interests to a non-Loan Party so long as (a) the Borrower shall apply the net proceeds of such sale to repay the Loans, promptly, but no later than three (3) Business Days, of the sale (b) no Default or Event of Default exists or would result therefrom, and (c) such sale shall be in an amount not less than the fair market value taking into consideration reasonable and customary discounts for bulk sales.
(k)Amendment to Section 7.11.  Section 7.11 of the Credit Agreement is hereby amended and restated in its entirety to read as follows:

7.11Financial Covenants

(a)Consolidated Leverage Ratio.  Commencing July 31, 2022 and at all times thereafter, permit the Consolidated Leverage Ratio as of the end of any Measurement Period ending as of the end of any fiscal quarter of the Borrower to be greater than 2.50:1.00.
(b)Consolidated Fixed Charge Coverage Ratio.  (i) Commencing April 30, 2022 through and including September 30, 2022, permit the Consolidated Fixed Charge Coverage Ratio as of the last day of any fiscal month, measured on a period-to-date basis for the period commencing on February 1, 2022 and ending on the date of measurement set forth in the table below, to be less than 1.20:1.00, and (ii) and at all times thereafter, permit the Consolidated Fixed Charge Coverage Ratio as of the end of any Measurement Period ending as of the end of any fiscal quarter of the Borrower to be less than 1.20:1.00.
Fiscal Month Ending	Period
April 30, 2022	Three consecutive fiscal month period ending on April 30, 2022
May 31, 2022	Four consecutive fiscal month period ending on May 31, 2022
June 30, 2022	Five consecutive fiscal month period ending on June 30, 2022
July 31, 2022	Six consecutive fiscal month period ending on July 31, 2022
August 31, 2022	Seven consecutive fiscal month period ending on August 31, 2022
September 30, 2022	Eight consecutive fiscal month period ending on September 30, 2022

(c)Minimum Consolidated EBITDA. Permit Consolidated EBITDA as of the last day of each below fiscal month, measured for that fiscal month, to be less than the amount set forth below:
Fiscal Month Ending	Minimum Consolidated EBITDA
February 28, 2022	$3,000,000
March 31, 2022	$3,000,000
April 30, 2022	$5,000,000

(l)Amendment to Section 7.12.  Section 7.12 of the Credit Agreement is hereby amended and restated as follows:

7.12Capital Expenditures.  Make or become legally obligated to make any Capital Expenditure, except for Capital Expenditures in the ordinary course of business not exceeding $15,000,000 in the aggregate for the Borrower and its Subsidiaries during fiscal year ending on or about October 31, 2022, and $30,000,000 in the aggregate for the Borrower and its Subsidiaries during any other fiscal year.

(m)Amendment to Section 11.04(a).  Section 11.04(a) of the Credit Agreement is hereby amended and restated as follows:
(a)Costs and Expenses.  The Loan Parties shall pay (i) all reasonable out-of-pocket expenses incurred by the Administrative Agent and its Affiliates (including the reasonable fees, charges and disbursements of counsel and financial advisors for the Administrative Agent), in connection with the syndication of the credit facilities provided for herein, the preparation, negotiation, execution, delivery and administration of this Agreement and the other Loan Documents or any amendments, modifications or waivers of the provisions hereof or thereof (whether or not the transactions contemplated hereby or thereby shall be consummated), (ii) all reasonable out-of-pocket expenses incurred by the L/C Issuer in connection with the issuance, amendment, renewal or extension of any Letter of Credit or any demand for payment thereunder and (iii) all out-of-pocket expenses incurred by the Administrative Agent, any Lender or the L/C Issuer (including the reasonable fees, charges and disbursements of any counsel for the Administrative Agent, any Lender or the L/C Issuer), in connection with the enforcement or protection of its rights (A) in connection with this Agreement and the other Loan Documents, including its rights under this Section, or (B) in connection with Loans made or Letters of Credit issued hereunder, including all such out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans or Letters of Credit.
(n)Amendment to Schedule 1.01(b). Schedule 1.01(b) to the Credit Agreement is hereby amended and restated to the form attached hereto as Exhibit A.
(o)Schedule 6.14.  A new Schedule 6.14 is hereby added to the Credit Agreement in the form attached hereto as Exhibit B.

(p)Amendment to Section 3 of the Fourth Amendment.  Section 3 of the Fourth Amendment to the Credit Agreement is hereby deleted in its entirety without replacement.
(q)Amendment to Section 5 of the Fourth Amendment.  Section 5 of the Fourth Amendment to the Credit Agreement is hereby deleted in its entirety without replacement.
(r)Amendment to Exhibit C (Compliance Certificate).  Exhibit C of the Credit Agreement is hereby amended and restated with the form Exhibit C attached hereto as Schedule 1.
3.Limited Consent – Pledge to Support Mexican Tax Assessment (2013).
(a)Borrower has informed Administrative Agent and Lenders that to support surety bonds or other requirements regarding the Mexican Tax Assessment (2013) it intends to (i) pledge certain fixed Mexican assets of Calavo Mexico and (ii) (x) pledge cash, (y) letters of credit issued under the Credit Agreement, or (z) provide an intercompany loan to or an investment in Calavo Mexico so that Calavo Mexico can pledge cash to satisfy the Mexican Tax Assessment (2013); provided that, the aggregate amount under this clause (ii) shall not exceed $13,000,000 (“Requested Pledge/Transfer”).  As the Requested Pledge/Transfer is not permitted under Section 7.01 or Section 7.03 of the Credit Agreement, Borrower has requested that Administrative Agent and Lenders provide their written consent thereto.
(b)Administrative Agent and Lenders hereby consent to the Requested Pledge/Transfer so long as (i) at the time of the making of the Requested Pledge/Transfer, no Default exists or will exist as a result thereof, (ii) the Requested Pledge/Transfer does not occur before June 1, 2022, and (iii) the Requested Pledge/Transfer occurs no later than April 30, 2023.
(c)The foregoing consent is a one-time consent and applies only to the specified circumstances and does not modify or otherwise affect the Loan Parties’ obligations to comply with such applicable provisions of the Credit Agreement or any other provision of the Credit Agreement or any other Loan Document in any other instance.  The agreements and consent set forth in this Section 3 are limited to the extent specifically set forth above and no other terms, covenants or provisions of the Loan Documents are intended to be affected hereby.
4.Limited Waiver – Specified Events of Default. Subject to the terms and conditions set forth herein, the Administrative Agent and Lenders hereby waives the Specified Events of Default.  The foregoing waiver is a one-time waiver and applies only to the specified circumstance and does not modify or otherwise affect the Borrower’s obligations to comply with such provision of the Credit Agreement or any other provision of the Credit Agreement in any other instance.  By virtue of the waiver in the immediately preceding sentence, the Borrower hereby affirms and agrees that no other Event of Default has occurred as a result of the Specified Events of Default.  The agreements and consents set forth in this Section 4 are limited to the extent specifically set forth above and no other terms, covenants or provisions of the Loan Documents are intended to be affected hereby.
5.Conditions Precedent.  This Amendment and the obligations of Administrative Agent and the Lenders hereunder will be effective only upon satisfaction of each of the following conditions precedent, each in a manner in form and substance acceptable to Administrative Agent in its sole discretion:
(a)Executed Amendments. Receipt by Administrative Agent of a fully-executed copy of this Amendment.
(b)No Default.  After giving effect to this Amendment, no Default or Event of Default shall exist.

(c)Legal Fees.  The Borrower shall have paid all reasonable and documented out of pocket legal fees and expenses owed to counsel for Administrative Agent.
(d)Amendment Fee and Expenses. The Borrower shall have paid to Administrative Agent an amendment fee equal to 12.5 basis points of the Revolving Facility (for the pro-rata benefit of the Lenders) plus all reasonable and out-of-pocket costs and expenses owed to and/or incurred by the Administrative Agent arising in connection with this Amendment;
(e)Incumbency Certificate.  Administrative Agent shall have received a duly executed omnibus Incumbency Certificate for the Loan Parties.
(f)Borrowing Base Certificate.  The Borrower has delivered a monthly Borrowing Base Certificate to Administrative Agent for the period ending on January 31, 2022, which is duly certified by the chief executive officer, chief financial officer, treasurer or controller of the Borrower.
~~(g)~~Compliance Certificate.  The Borrower has delivered a Compliance Certificate to Administrative Agent for the period ending on February 28, 2022 which is duly certified by the chief executive officer, chief financial officer, treasurer or controller of the Borrower.
(h)Other Agreements. The Administrative Agent shall have received such other documents, certificates and information that the Administrative Agent shall require each in form and substance satisfactory to the Administrative Agent.
6.Reaffirmation of Representations and Warranties.  Each Loan Party represents and warrants that after giving effect to this Amendment, the representations and warranties made by each obligor set forth in the Loan Documents are true and correct in all material respects as of the date hereof (except those that expressly relate to an earlier period).
7.Reaffirmation of Obligations.  Each Loan Party (a) acknowledges and consents to all of the terms and conditions of this Amendment, (b) affirms all of its obligations under the Loan Documents and (c) agrees that this Amendment and all documents executed in connection herewith do not operate to reduce or discharge such Loan Party’s obligations under the Loan Documents.
8.Acknowledgment by Loan Parties.  Each Loan Party hereby represents and warrants that the execution and delivery of this Amendment and compliance by each Loan Party with all of the provisions of this Amendment: (a) are within the powers and purposes of each Loan Party; (b) have been duly authorized or approved by the board of directors or managers of each Loan Party; and (c) when executed and delivered by or on behalf of each Loan Party, will constitute valid and binding obligations of each Loan Party, enforceable in accordance with their terms, except as enforceability may be limited by Debtor Relief Laws and Laws affecting the rights of creditors generally and by general equitable principles.  Each Loan Party reaffirms its obligation to pay all amounts due to Lender under the Loan Documents in accordance with the terms thereof, as modified hereby.
9.General Release. Each Loan Party (collectively, the “Releasing Parties”) releases, acquits and forever discharges Administrative Agent and each Lender, and each of their respective past and present directors, officers, employees, agents, attorneys, affiliates, predecessors, successors, administrators and assigns (“Released Parties”) of and from any and all claims, actions, causes of action, demands, rights, damages, costs, loss of service, expenses and compensation whatsoever heretofore or hereafter arising from any events or occurrences, or anything done, omitted to be done, or allowed to be done by any of the Released Parties, on or before the date of execution of this Amendment, WHETHER KNOWN OR UNKNOWN, FORESEEN OR UNFORESEEN, including, without limitation, any of the same arising from or related to anything done, omitted to be done, or allowed to be done by any of the Released Parties and in any way connected with this Amendment or any of the Loan Documents, any other credit facilities provided or not provided, any advances made or not made, or any past or present deposit or other accounts (including, without limitation, “dominion of funds” accounts and lockbox arrangements) of any Releasing Party with any Lender and the handling of the same by any Lender, including, without limitation, the manner and timing in which items were deposited or credited thereto or funds transferred therefrom or made available to any of the Releasing Parties, the honoring or returning of any checks drawn on any account, and any other dealings between the Releasing Parties and the Released Parties (the “Released Matters”); provided, however, that (A) Releasing Parties shall retain their rights to funds in deposit accounts held with any Lender, as applicable, funds in transit for deposit into any such account and any refunds to which such Releasing Party is entitled to, subject to in each case any applicable security interests of Administrative Agent or any Lender therein, and any right of offset or recoupment with respect thereto, and (B) Released Matters shall not include Administrative Agent and the Lenders’ obligations under the Loan Documents or any other contracts or agreements between Administrative Agent and/or any Lender, on one hand, and Releasing Parties from and after the effectiveness of this Amendment. Releasing Parties each further agree never to commence, aid or participate in (except to the extent required by order or legal process issued by a court or governmental agency of competent jurisdiction) any legal action or other proceeding based in whole or in part upon the Released Matters. Releasing Parties each agree that this waiver and release is an essential and material component of this Amendment, and that the agreements in this paragraph are intended to be in full satisfaction of any alleged injuries or damages to or of any Releasing Parties in connection with the Released Matters. Each Releasing Party represents and warrants that it has not purported to convey, transfer or assign any right, title or interest in any Released Matter to any other person or entity and that the foregoing constitutes a full and complete release of the Released Matters. Releasing Parties each also understand that this release shall apply to all unknown or unanticipated results of the transactions and occurrences described above, as well as those known and anticipated. Releasing Parties each have consulted with legal counsel prior to signing this release, or had an opportunity to obtain such counsel and knowingly chose not to do so, and each Releasing Party executes such release voluntarily, with the intention of fully and finally extinguishing all Released Matters. In furtherance of this general release, Releasing Parties each acknowledge and waive the benefits of California Civil Code Section 1542 (and all similar ordinances and statutory, regulatory, or judicially created laws or rules of any other jurisdiction), which provides:

A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS THAT THE CREDITOR OR RELEASING PARTY DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE AND THAT, IF KNOWN BY HIM OR HER, WOULD HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR OR RELEASED PARTY.

Releasing Parties each have consulted with legal counsel prior to signing this release, or had an opportunity to obtain such counsel and knowingly chose not to do so, and each Releasing Party executes such release voluntarily, with the intention of fully and finally extinguishing all Released Matters.

10.No Other Changes.  Except as modified hereby, all of the terms and provisions of the Loan Documents shall remain in full force and effect.
11.Counterparts; Electronic Delivery.  This Amendment may be executed in one or more counterparts, each of which when so executed shall be deemed to be an original, but all of which when taken together shall constitute one and the same instrument.  Delivery of an executed counterpart of this Amendment may be in the form of an Electronic Record, telefacsimile or other electronic method of transmission and may be executed using Electronic Signature (including, without limitation, facsimile and .pdf) and shall be equally as effective, valid and enforceable as delivery of an original executed counterpart of this Amendment. Any party delivering an executed counterpart of this Amendment by telefacsimile or other electronic method of transmission also shall deliver an original executed counterpart of this Amendment but the failure to deliver an original executed counterpart shall not affect the validity, enforceability, and binding effect of this Amendment. For the avoidance of doubt, the authorization under this paragraph may include, without limitation, use or acceptance by the Administrative Agent and Lenders of a manually signed paper which has been converted into electronic form (such as scanned into PDF format), or an electronically signed document converted into another format, for transmission, delivery and/or retention. For purposes hereof, “Electronic Record” and “Electronic Signature” shall have the meanings assigned to them, respectively, by 15 USC § 7006, as it may be amended from time to time.

12.Governing Law.  This Amendment shall be deemed to be a contract made under, and for all purposes shall be construed in accordance with, the laws of the State of California (without regards to principles of conflict of laws which would defer to the laws of another jurisdiction as governing).
13.Jury Trial Waiver; California Judicial Reference.  To the fullest extent permitted by applicable law, each of the parties hereto waives its right to trial by jury in any proceeding or dispute of any kind relating to this Amendment or the other Loan Documents, Obligations or Collateral.  Without limiting the applicability of any other section of this Amendment, Section 11.16 and Section 11.17 of the Credit Agreement are hereby incorporated by this reference and shall apply to any action, proceeding, claim or controversy arising out of this Amendment.
14.Total Agreement.  This Amendment, the Credit Agreement, and all other Loan Documents embody the entire understanding of the parties with respect to the subject matter thereof and supersede all prior understandings regarding the same subject matter.
15.Loan Document.  This Amendment along with any document and certificate executed in connection herein, including but not limited to the security and pledge agreements and certificates referenced in Section 6 herein shall constitute a Loan Document under the Credit Agreement. Any provision of any Loan Document which applies to Loan Documents generally shall apply to this Amendment. It shall be an Event of Default under the Credit Agreement if any Loan Party breaches any covenant contained herein (subject to any applicable cure period set forth in the Credit Agreement) or if any representation or warranty contained herein proves to be inaccurate or untrue in any material respect.

[SIGNATURE PAGES FOLLOW]

IN WITNESS WHEREOF, each of the parties hereto has caused a counterpart of this Amendment to be duly executed and delivered as of the date first above written.

BORROWER:	CALAVO GROWERS, INC.,
a California corporation

By:
Name:
Title:

GUARANTORS:	RENAISSANCE FOOD GROUP, LLC,
a Delaware limited liability company

By:
Name:
Title:

CALAVO DE MEXICO, S.A. DE C.V.,
a sociedad anónima de capital variable organized under the laws of Mexico

By:
Name:
Title:

[Signature Pages Continue]

SIXTH AMENDMENT, LIMITED WAIVER AND LIMITED CONSENT TO CREDIT AGREEMENT

(CALAVO)

SIGNATURE PAGE

ADMINISTRATIVE AGENT:	BANK OF AMERICA, N.A.,
as Administrative Agent

By:
Name:
Title:

SIXTH AMENDMENT, LIMITED WAIVER AND LIMITED CONSENT TO CREDIT AGREEMENT

(CALAVO)

SIGNATURE PAGE

LENDERS:	BANK OF AMERICA, N.A., as Lender, Non-
Patronage Lender, L/C Issuer and Swingline Lender

By:
Name:
Title:

SIXTH AMENDMENT, LIMITED WAIVER AND LIMITED CONSENT TO CREDIT AGREEMENT

(CALAVO)

SIGNATURE PAGE

FARM CREDIT WEST, PCA
as a Lender and Patronage Lender

By:
Name:
Title:

SIXTH AMENDMENT, LIMITED WAIVER AND LIMITED CONSENT TO CREDIT AGREEMENT

(CALAVO)

SIGNATURE PAGE

GUARANTOR ACKNOWLEDGMENT AND CONSENT

Guarantor hereby expressly: (a) consents to the execution by Borrower, Administrative Agent and Lenders of this Amendment; (b) acknowledges that the “Guaranteed Obligations” (as defined in the Credit Agreement) includes all of the obligations and liabilities owing from time to time by the Borrower under and/or in connection with the “Loan Documents” including, but not limited to, the obligations and liabilities of Borrower to Lenders under and pursuant to the Credit Agreement, as amended from time to time; (c) acknowledges that the Guarantor does not have any set-off, defense, or counterclaim to the payment or performance of any of the obligations of Borrower under the Credit Agreement or the Guarantor under the Guaranty (as defined in the Credit Agreement); (d) reaffirms, assumes, and binds itself in all respects to all of the obligations, liabilities, duties, covenants, terms, and conditions that are contained in the Guaranty; and (e) agrees that all such obligations and liabilities under the Guaranty shall continue in full force and that the execution and delivery of this Amendment to, and its acceptance by, Administrative Agent shall not in any manner whatsoever (i) impair or affect the liability of the Guarantor, (i) prejudice, waive, or be construed to impair, affect, prejudice, or waive the rights and abilities of Administrative Agent at law, in equity or by statute, against the Guarantor, and/or (ii) release or discharge, nor be construed to release or discharge, any of the obligations and liabilities owing to Administrative Agent or any Lender by the Guarantor.

AGREED TO AND ACCEPTED BY:

GUARANTOR:	RENAISSANCE FOOD GROUP, LLC,
a Delaware limited liability company

By:
Name:
Title:

GUARANTOR:	CALAVO DE MEXICO, S.A. DE C.V., a
sociedad anónima de capital variable organized under the laws of Mexico

By:
Name:
Title:

GUARANTOR ACKNOWLEDGMENT AND CONSENT TO

SIXTH AMENDMENT LIMITED WAIVER AND LIMITED CONSENT

TO CREDIT AGREEMENT

(CALAVO)

SIGNATURE PAGE

EXHIBIT A

Schedule 1.01(b) to Credit Agreement

Initial Commitments and Applicable Percentages as of Sixth Amendment Effectiveness Date

Lender	Revolving Commitment	Applicable Percentage (Revolving Loans)
Bank of America, N.A.	$40,000,000	50%
Farm Credit West	$40,000,000	50%
Total:	$80,000,000	100%

EXHIBIT B

Schedule 6.14 to Credit Agreement

Business Locations

1.	The Borrower currently has the following U.S. business locations:

Chief Executive Office: 1141-A Cummings Road, Santa Paula, CA 93060

Other Locations:

Address	Operations
655 W. Main Street, Santa Paula, CA 93060	SPPH (own and operate facility)
15765 W. Telegraph Road, Santa Paula, CA 93060	CA VAD (own and operate facility)
1730 Eastridge Ave Riverside CA 92507	GHSC (own and operate facility)
300 Old Tucson Rd., Nogales, AZ 85648	Tomatoes – rented cold storage
500 W. Elmer Road, Vineland, NJ 08360	Co-packer
16-664 Milo Street, Keaau, HI 96749	Office space
11020 White Rock Rd., Ste 100, Rancho Cordova, CA 95670	Office space

Schedule 1

EXHIBIT C

Form of

Compliance Certificate

Financial Statement Date: [________, ____]

TO:	Bank of America, N.A., as Administrative Agent

RE:

Credit Agreement, dated as of June 14, 2016, by and among Calavo Growers, Inc., a California corporation (the “Borrower”), the Guarantors, the Lenders and Bank of America, N.A., as Administrative Agent, L/C Issuer and Swingline Lender (as amended, modified, extended, restated, replaced, or supplemented from time to time, the “Credit Agreement”; capitalized terms used herein and not otherwise defined shall have the meanings set forth in the Credit Agreement)

DATE:	[Date]

The undersigned Responsible Officer1 hereby certifies as of the date hereof that [he/she] is the [_____________________] of the Borrower, and that, as such, [he/she] is authorized to execute and deliver this Certificate to the Administrative Agent on the behalf of the Borrower and the other Loan Parties, and that:

[Use following paragraph 1 for fiscal year-end financial statements]

1.The Borrower has delivered (i) the year-end audited financial statements required by Section 6.01(a) of the Credit Agreement for the fiscal year of the Borrower ended as of the above date, together with the report and opinion of an independent certified public accountant required by such section and (ii) the Consolidated balance sheets of the Borrower and its Subsidiaries as at the end of such fiscal year and the related Consolidated statements of income or operations, changes in shareholders’ equity and cash flows for such fiscal year, setting forth in each case in comparative form the figures for the previous fiscal year, all in reasonable detail and prepared in accordance with GAAP.

[Use following paragraph 1 for fiscal [month-end/quarter-end] financial statements]

1.The Borrower has delivered the unaudited financial statements required by Section 6.01(b) of the Credit Agreement for the fiscal [month/quarter] of the Borrower ended as of the above date.  Such Consolidated financial statements fairly present the financial condition, results of operations, changes in shareholders’ equity and cash flows of the Borrower and its Subsidiaries in accordance with GAAP as at such date and for such period, subject only to normal year-end audit adjustments and the absence of footnotes and such Consolidated financial statements are fairly stated in all material respects when considered in relation to the Consolidated financial statements of the Borrower and its Subsidiaries.
2.The undersigned has reviewed and is familiar with the terms of the Credit Agreement and has made, or has caused to be made under [his/her] supervision, a review of the transactions and condition

1	This certificate should be from the chief executive officer, president, chief financial officer, treasurer, assistant treasurer or controller of the Borrower or Parent, as applicable.

(financial or otherwise) of the Borrower and its Subsidiaries during the accounting period covered by such financial statements.

3.A review of the activities of the Borrower and its Subsidiaries during such fiscal period has been made under the supervision of the undersigned with a view to determining whether during such fiscal period the Borrower and each of the other Loan Parties performed and observed all its obligations under the Loan Documents, and

[select one:]

[to the best knowledge of the undersigned, during such fiscal period each of the Loan Parties performed and observed each covenant and condition of the Loan Documents applicable to it, and no Default has occurred and is continuing.]

--or—

[to the best knowledge of the undersigned, the following covenants or conditions have not been performed or observed and the following is a list of each such Default and its nature and status:]

4.The representations and warranties of the Borrower and each other Loan Party contained in Article V of the Credit Agreement or any other Loan Document, or which are contained in any document furnished at any time under or in connection therewith are true and correct in all material respects on and as of the date hereof, and except that for purposes of this Compliance Certificate, the representations and warranties contained in subsections (a) and (b) of Section 5.05 of the Credit Agreement shall be deemed to refer to the most recent statements furnished pursuant to clauses (a) and (b), respectively, of Section 6.01 of the Credit Agreement, including the statements in connection with which this Compliance Certificate is delivered.
5.The financial covenant analyses and information set forth on Schedule A attached hereto are true and accurate on and as of the date of this Certificate.

Delivery of an executed counterpart of a signature page of this Certificate by fax transmission or other electronic mail transmission (e.g. “pdf” or “tif”) shall be effective as delivery of a manually executed counterpart of this Certificate.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

CALAVO GROWERS, INC.,
a California corporation

By:
Name:
Title:

Schedule A

Financial Statement Date: [________, ____] (“Statement Date”)

I.Consolidated Fixed Charge Coverage Ratio

($ in 000’s)

A.	Consolidated EBITDA of the Borrower and its Subsidiaries for the applicable period (or if after September 30, 2022, the Measurement Period) ending on above date (“Subject Period”):
	1.	Consolidated Net Income for Subject Period:	$__________
	2.	Consolidated Interest Charges for Subject Period:	$__________
	3.	provision for federal, state, local and foreign income taxes for Subject Period:	$__________
	4.	depreciation and amortization expenses for Subject Period:	$__________
5.

non-cash non-recurring charges and losses (excluding any such non-cash charges or losses to the extent (A) there were cash charges with respect to such charges and losses in past accounting periods or (B) there is a reasonable expectation that there will be cash charges with respect to such charges and losses in future accounting periods) for Subject Period:

$__________
	6.	non-cash stock-based compensation expense for Subject Period:	$__________
7.

non-recurring or unusual expenses, losses, write-offs or charges for Subject Period; provided that the aggregate amount thereof at no time shall exceed ten percent (10%) of the Consolidated EBITDA (before giving effect to such expenses, losses, write-offs or charges) during any Subject Period, or such other amount as agreed to by the Administrative Agent in writing

$__________
8.

non-cash non-recurring gains (excluding any such non-cash gains to the extent (A) there were cash gains with respect to such gains in past accounting periods or (B) there is a reasonable expectation that there will be cash gains with respect to such gains in future accounting periods) for Subject Period:

$__________
	9.	EBITDA (Lines I.A.1 + 2 + 3 + 4 + 5 + 6 +7 -8):	$__________

B.

maintenance Consolidated Capital Expenditures for Subject Period; provided for the purposes of calculating the Consolidated Fixed Charge Coverage Ratio for the measurement dates occurring between February 1, 2022 and September 30, 2022, Consolidated Capital Expenditures shall be deemed to be $500,000 for each month occurring during such period:

$__________

C.	Fixed Charges for Subject Period:
	1.	Consolidated Interest Charges to the extent paid in cash during the Subject Period:	$__________
2.

the aggregate principal amount of all redemptions or similar acquisitions for value of outstanding debt or regularly scheduled principal payments on debt for borrowed money or Capitalized Leases, but excluding (x) any such payments to the extent refinanced through the incurrence of additional Indebtedness otherwise expressly permitted under Section 7.02 of the Credit Agreement and (y) any redemption payments by or on behalf of Calavo Mexico with respect to the Calavo Mexico Letter of Credit, each made during the Subject Period:

$__________
3.

the aggregate amount of all Restricted Payments paid in cash during the Subject Period; provided, that for the purposes of calculating the Consolidated Fixed Charge Coverage Ratio for the measurement dates occurring between February 1, 2022 and September 30, 2022, the dividend made by Borrower in December 2021 in the amount of $20,343,000 shall be deemed made in each month occurring during such period in an amount equal to 1/12th of such dividend:

$__________
4.

the aggregate amount of federal, state, local and foreign income Taxes paid in cash, in each case, of or by the Borrower and its Subsidiaries during the Subject Period (excluding, to the extent included in such calculation for the fiscal year ended October 31, 2021, (x) the Mexican Tax Assessment (2011), which shall be excluded commencing July 31, 2021 and (y) the Mexican Tax Assessment (2013)):

	5.	Fixed Charges (Lines I.C.1 + 2 + 3 + 4):	$__________

D.		Fixed Charge Coverage Ratio ((Line I.A.9 – Line I.B) ÷ ( Line I.C.5))	________ to 1.00

		Minimum Permitted	1.20 to 1.00

II.Consolidated Leverage Ratio.

($ in 000’s)

A.	Consolidated Funded Indebtedness at Statement Date (excluding Indebtedness under the Calavo Mexico Letter of Credit, to the extent such letter of credit is fully secured by cash):		$___________
B.	Consolidated EBITDA of the Borrower and its Subsidiaries for Measurement Period (or other applicable period) ending on above date (“Subject Period”):
	1.	Consolidated Net Income for Subject Period:	$___________
	2.	Consolidated Interest Charges for Subject Period:	$___________
	3.	provision for federal, state, local and foreign income taxes for Subject Period:	$___________
	4.	depreciation and amortization expenses for Subject Period:	$___________
5.

non-cash non-recurring charges and losses (excluding any such non-cash charges or losses to the extent (A) there were cash charges with respect to such charges and losses in past accounting periods or (B) there is a reasonable expectation that there will be cash charges with respect to such charges and losses in future accounting periods) for the Subject Period:

$___________
	6.	non-cash stock-based compensation expense for Subject Period:	$___________
7.

non-recurring or unusual expenses, losses, write-offs or charges for Subject Period; provided that the aggregate amount thereof at no time shall exceed ten percent (10%) of the Consolidated EBITDA (before giving effect to such expenses, losses, write-offs or charges) during any Subject Period, or such other amount as agreed to by the Administrative Agent in writing:

$___________
8.

non-cash non-recurring gains (excluding any such non-cash gains to the extent (A) there were cash gains with respect to such gains in past accounting periods or (B) there is a reasonable expectation that there will be cash gains with respect to such gains in future accounting periods) for Subject Period:

$___________
	9.	Consolidated EBITDA (Lines II.A.1 + 2 + 3 + 4 + 5 + 6 + 7 - 8):	$___________

C.	Consolidated Leverage Ratio (Line II.A ÷ Line II.B.9):		______ to 1.0
Maximum permitted: 2.5:1.0

III. Minimum Consolidated EBITDA.  As of [_____________ __], 20__, the minimum Consolidated EBITDA was $[__________], calculated as set forth below.  The minimum Consolidated EBITDA permitted under Section 7.11(c) of the Credit Agreement as of such date is [$_______].

Consolidated EBITDA

(1)Consolidated Net Income for the most recently completed Measurement Period:	$____________
(2)Consolidated Interest Charges for the most recently completed Measurement Period:	$____________
(3)provision for federal, state, local and foreign income taxes for the most recently completed Measurement Period:	$____________
(4)depreciation and amortization expense for the most recently completed Measurement Period:	$____________
(5)non-cash non-recurring charges and losses (excluding any such non-cash charges or losses to the extent (A) there were cash charges with respect to such charges and losses in past accounting periods or (B) there is a reasonable expectation that there will be cash charges with respect to such charges and losses in future accounting periods) for the most recently completed Measurement Period:
$____________
(6)non-cash stock-based compensation expense for the most recently completed Measurement Period:	$____________
(7)non-recurring or unusual expenses, losses, write-offs or charges; provided that the aggregate amount thereof at no time shall exceed ten percent (10%) of the Consolidated EBITDA (before giving effect to such expenses, losses, write-offs or charges) during any Measurement Period, or such other amount as agreed to by the Administrative Agent in writing, for the most recently completed Measurement Period:
$____________
(8)Sum of Items (1) through Item A(7)	$____________
(9)without duplication and to the extent reflected as a gain or otherwise included in the calculation of Consolidated Net Income for such period (i) non-cash non-recurring gains (excluding any such non-cash gains to the extent (A) there were cash gains with respect to such gains in past accounting periods or (B) there is a reasonable expectation that there will be cash gains with respect to such gains in future accounting periods), for the most recently completed Measurement Period:
$____________
(10)Consolidated EBITDA (Item 8 minus Item 9)	$____________